EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MAY 2, 2019		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS RECORD FIRST QUARTER 2019 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.7 billion financial holding company with two community bank subsidiaries, announced record financial results for the first quarter of 2019.  Premier realized net income of $6,176,000 during the quarter ended March 31, 2019, a 20.3% increase from the $5,133,000 of net income reported for the first quarter of 2018.  On a diluted per share basis, Premier earned $0.42 during the first quarter of 2019 compared to $0.38 per share earned during the first quarter of 2018.  The increase in net income in the first three months of 2019 is largely due to increases in interest income and non-interest income, as well as a decrease in the provision for loan losses.  These income generating variances more than offset increases in interest expense and non-interest expense.  The comparative increases in interest income and expense as well as non-interest income and expense is, in large part, attributable to the operations of the newly acquired First Bank of Charleston, which were not included in the first quarter 2018 income statement results.

President and CEO Robert W. Walker commented, “Our acquisition of First Bank of Charleston last fall continues to contribute positively to our financial results.  The operations of First Bank of Charleston, now the Charleston branch of Premier Bank, are only included in the operating results of Premier since the October 12, 2018 acquisition date.  Compared to the first quarter of 2018, we enjoyed higher interest income on loans, investments and short-term liquid assets in 2019.  Our net interest margin improved to 4.35% in the first quarter of 2019, up from 4.29% in the same quarter of 2018, aided by increases in yields on loans, investment securities and short-term liquid assets.  Also aiding our improvement in earnings, total earning assets increased in the first quarter of 2019 by approximately $29.7 million, or 1.9%, over the total at year-end 2018, partially due to a $16.0 million increase in interest bearing time deposits.  The increase in these time deposits as well as an increase in the rates paid on those deposits, helped to fuel a $1.0 million, a nearly 100%, increase in interest expense on deposits in the first quarter of 2019.  Nevertheless, our net interest income increased by $2.2 million, or 15.0%, in the first quarter of 2019, propelling the company to report a new record in quarterly earnings results at $6,176,000.”

Net interest income for the quarter ended March 31, 2019 totaled $16.835 million, up $2,200,000, or 15.0%, from the $14.635 million of net interest income earned in the first quarter of 2018.  Interest income in 2019 increased by $3,265,000, a 20.7% increase, largely due to a $2,255,000, or 16.1%, increase in interest income on loans.  Interest income on loans in the first quarter of 2019 included approximately $719,000 of income recognized from deferred interest and discounts recognized on loans that paid off during the quarter compared to approximately $533,000 of interest income of this kind recognized during the first quarter of 2018.  Otherwise, interest income on loans increased by $2,069,000, or 15.3%, in the first quarter of 2019, largely due to a higher average balance of loans outstanding with a higher average yield during the quarter when compared to the first quarter of 2018.  Interest income on investment securities in the first quarter of 2019 increased by $963,000, or 65.6%, largely due to a higher average balance of investments outstanding with higher average yields when compared to the first quarter of 2018.  Interest income from interest-bearing bank balances and federal funds sold increased by $47,000, or 15.8%, largely due to an increase in the yield on these balances in 2019 resulting from increases in the short-term interest rate policy of the Federal Reserve Board of Governors during 2018 on a lower average balance outstanding during the first quarter of 2019.

Partially offsetting some of the increase in interest income in the first quarter of 2019 was a $1,065,000, or 91.5%, increase in interest expense.  Interest expense on deposits increased by $1,019,000, or 98.8%, in the first quarter of 2019, largely due to a higher average of interest-bearing deposit balances outstanding in 2019 as well as overall higher rates paid on these deposits. Average interest-bearing deposit balances were up $99.5 million, or 10.5%, in the first quarter of 2019 compared to the first quarter of 2018 largely due to the acquisition of First Bank of Charleston in the fourth quarter of 2018, and the average interest rates paid on interest-bearing deposits increased by 36 basis points from 0.44% in the first quarter of 2018 to 0.80% in the first quarter of 2019.  Adding to the interest expense increase in 2019, was $55,000 of interest expense on the remaining Federal Home Loan Bank borrowings of First Bank of Charleston assumed by Premier as part of the acquisition, while there was no such interest in the first quarter of 2018. Partially offsetting the increase in interest expense FHLB borrowings, interest expense on other borrowings by the parent company decreased by $26,000, or 55.3%, in the first quarter of 2019, largely due to a decrease in outstanding borrowings from scheduled and accelerated principal payments.  Also adding to the overall increase in interest expense during the first quarter of 2019 was a $16,000, or 20.5%, increase in interest expense on Premier’s subordinated debt due to an increase in the variable interest rate paid in 2019.  The variable interest rate is indexed to the short-term three-month LIBOR interest rate, which has increased over the past twelve months in conjunction with increases in short-term interest rate policy by the Federal Reserve Board of Governors.

During the quarter ended March 31, 2019, Premier recorded $560,000 of provision for loan losses compared to $1,115,000 of provision for loan losses recorded during the same quarter of 2018.  The higher provision for loan losses recorded during the first quarter of 2018 was primarily to provide for additional identified credit risk on impaired loans in Premier’s commercial, commercial real estate and construction loan portfolios.  The provision for loan losses recorded during the first quarter of 2019 was primarily to provide for the increase in the total loan portfolio during the first quarter of 2019, as well as additional identified credit risk in Premier’s commercial real estate loan portfolio.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans increased by $439,000 in the first quarter of 2019 when compared to the same quarter of 2018, largely due to the charge-off of two previously identified impaired loan relationships.  Recoveries on loans previously charged-off were relatively consistent in the first quarter of 2019 compared to the same quarter of 2018.  Also during the quarter ended March 31, 2019, non-accrual loans increased by $617,000 since year-end 2018, while accruing loans over 90 days past due increased by $123,000.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended March 31, 2019 totaled $8.417 million compared to $6.923 million in the first quarter of 2018.  Net overhead was reduced by $1.080 million in the first quarter of 2018 as a result of net gains upon the sale of OREO in the first quarter of 2018.  During that quarter, Premier sold approximately $6.1 million of OREO, or approximately 30% of the carrying value held on the books at year-end 2017, and realized $1.080 million of net gains upon their liquidation.  OREO expenses and writedowns are traditionally included in Premier’s total non-interest expenses, so the net gains from these sales reduced non-interest expense in the first quarter of 2018.  Excluding the 2018 net OREO gains, net overhead totaled $8.003 million in the first quarter of 2018, compared to the $8.417 million in the first quarter of 2019, an increase of $414,000, or 5.2%.  Total non-interest income increased by $110,000 in the first quarter of 2019 when compared to the first quarter of 2018, largely due to an $119,000 increase in income from Premier’s partial ownership in a start-up insurance agency, included in other non-interest income.  In the first quarter of 2018, Premier incurred $50,000 of proportional start-up costs from the insurance agency, compared to $69,000 of proportional income from the agency in the first quarter of 2019.  Otherwise, non-interest income decreased by $9,000 in the first quarter of 2019 compared to the same quarter of 2018.  Service charges on deposit accounts remained unchanged in the first quarter of 2019 while electronic banking income increased by $5,000, or 0.6%, when compared to the first quarter of 2018.  These increases were offset by an $8,000 decrease in secondary market mortgage income and a $6,000 decrease in other non-interest income.  Non-interest expense increased by $1.604 million in the first quarter of 2019 when compared to the first quarter of 2018, due in part to the $1.080 million of net gains on the sale of OREO discussed above.  Otherwise, non-interest expense increased by $524,000, or 5.2% in the first quarter of 2019 compared to the first quarter of 2018, largely due to the operations of the newly acquired First Bank of Charleston location.  Increases in operating costs include a $421,000, or 8.8%, increase in staff costs, a $54,000, or 3.4% increase in occupancy and equipment expense, a $135,000, or 10.8%, increase in outside data processing costs, a $32,000, or 30.2%, increase in supplies and a $32,000, or 16.4%, increase in the amortization of intangible assets.  Other increases include a $29,000 increase in professional fees and a $55,000 increase in expenses and writedowns on OREO properties (after excluding the $1.080 million of net gains on sales in 2018 discussed above).  Decreases in non-interest expenses include a $231,000 decrease in collection expenses, a $24,000 decrease in FDIC insurance expense and a $2,000 decrease in taxes not on income.  The unusually high decrease in loan collection expenses was primarily due to expenses incurred in the first quarter of 2018 related to foreclosure on a large multifamily housing unit.  FDIC insurance expense decreased, largely due to an overall average lower assessment rate on the combined organization.

Total assets as of March 31, 2019 were up $38.4 million, or 2.3%, from the $1.690 billion of total assets at year-end 2018.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, increased by $21.3 million, largely due to an increase in funds from an increase in total deposits during the first three months of 2019.  Investment securities increased by $3.4 million, or 0.9%, since year-end 2018, due to a $5.6 million increase in the market value of the securities available for sale.  Total loans outstanding increased by $6.6 million, or 0.6%, as new loans generated exceeded payoffs and principal payments on loans during the quarter.  Other real estate owned (“OREO”) increased by $354,000, or 2.5%, largely due to the foreclosure on one commercial real estate property that also resulted in a $450,000 loan charge-off.  Other assets increased by $5.6 million since year-end 2018, largely due to recording of a $7.5 million Finance Lease Right to Use Asset in accordance with the adoption of Accounting Standards Update (“ASU”) 2016-02 on January 1, 2019.  Total deposits increased by $23.7 million, or 1.7%, since year-end 2018, including a $2.4 million increase in non-interest bearing deposits, and a $5.3 million increase in interest bearing transaction and savings deposits.  Time deposits have increased by $16.0 million, or 4.1%, since year-end 2018.  Customer repurchase agreements remained relatively unchanged since year-end 2018, decreasing by $37,000, or 0.2%.  FHLB borrowings and other borrowings decreased by $1.5 million and $1.1 million, respectively, since year-end 2018 due to payments upon maturity, scheduled principal payments and additional principal payments on Premier’s existing borrowings.  Premier’s subordinated debentures increased by $7,000 since year-end 2018 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million face value of the subordinated debentures.  Other liabilities increased by $8.7 million, largely due to the recording of a $7.5 million Finance Lease Liability also in accordance with the adoption of ASU 2016-02 on January 1, 2019.

Stockholders’ equity of $225.2 million equaled 13.0% of total assets at March 31, 2019, which compares to stockholders’ equity of $216.7 million, or 12.8% of total assets, at December 31, 2018.  The increase in stockholders’ equity was largely due to the $6.2 million of first quarter net income and a $4.4 million, net of tax, increase in the market value of the investment portfolio available for sale.  These increases in stockholders’ equity were partially offset by a $0.15 per share cash dividend declared and paid during the first quarter of 2019.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ended March 31, 2019

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended
	March 31	March 31
	2019	2018
Interest Income
Loans, including fees	16,289	14,034
Investments and other	2,775	1,765
Total interest income	19,064	15,799
Interest Expense
Deposits	2,050	1,031
Borrowings and other	179	133
Total interest expense	2,229	1,164
Net interest income	16,835	14,635
Provision for loan losses	560	1,115
Net interest income after provision	16,275	13,520
Non-interest Income
Service charges on deposit accounts	1,094	1,094
Electronic banking income	822	817
Other non-interest income	260	155
Total non-interest income	2,176	2,066
Non-Interest Expense
Salaries and employee benefits	5,199	4,778
Net occupancy and equipment	1,664	1,610
Outside data processing	1,384	1,249
OREO expenses and writedowns, net	249	(886)
Amortization of intangibles	227	195
Other non-interest expenses	1,870	2,043
Total non-interest expense	10,593	8,989
Income Before Taxes	7,858	6,597
Income Taxes	1,682	1,464
NET INCOME	6,176	5,133

EARNINGS PER SHARE	0.42	0.38
DILUTED EARNINGS PER SHARE	0.42	0.38
DIVIDENDS PER SHARE	0.15	0.15

Charge-offs	903	464
Recoveries	84	86
Net charge-offs (recoveries)	819	378

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	March 31	December 31
	2019	2018
ASSETS
Cash and due from banks	24,542	22,992
Interest-bearing bank balances	53,951	39,911
Federal funds sold	24,722	17,872
Securities available for sale	369,082	365,731
Loans (net)	1,142,395	1,135,563
Other real estate owned	14,378	14,024
Other assets	46,715	41,114
Goodwill and other intangible assets	52,680	52,908
TOTAL ASSETS	1,728,465	1,690,115

LIABILITIES & EQUITY
Deposits	1,453,819	1,430,127
Fed funds/repurchase agreements	22,025	22,062
FHLB borrowings	7,335	8,819
Other borrowings	1,450	2,500
Subordinated debentures	5,413	5,406
Other liabilities	13,196	4,472
TOTAL LIABILITIES	1,503,238	1,473,386
Common stockholders’ equity	225,227	216,729
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,728,465	1,690,115

TOTAL BOOK VALUE PER COMMON SHARE	15.40	14.82
Tangible Book Value per Common Share	11.79	11.20

Non-accrual loans	18,065	17,448
Loans past due over 90 days and still accruing	1,209	1,086